Exhibit 10.2

SUMMIT COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
This Summit Community Bank Supplemental Executive Retirement Plan (“Plan”) is adopted as of this ____ day _________, 2020 (the “Effective Date”), by Summit Community Bank, a bank organized and existing under the laws of the State of West Virginia (the “Company”), for the benefit of [Robert S. Tissue/Patrick N. Frye/Bradford E. Ritchie] (the “Executive”). The purpose of the Plan is to provide certain supplemental nonqualified pension benefits to certain executives who have contributed substantially to the success of the Company and the Company desires to incentivize the executives to continue in its employ.
Company and Executive acknowledge and agree that the only Supplemental Executive Retirement Plan by and between Company and Executive that is in effect as of the date hereof other than this Plan, is that certain Supplemental Executive Retirement Plan dated ________________1. The parties further acknowledge and agree that any Supplemental Executive Retirement Plan document not specified herein, whether or not offered to, awarded to and/or previously signed by the Executive, that has not been executed on behalf of the Company or any affiliate by an officer of the Company or any affiliate, regardless of whether or not any benefit accrued thereunder, is null, void and superseded by this Plan.
This Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3) and 401(a)(1). This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof.
ARTICLE 1
DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified:
1.1    “Account Balance” means, as of any date, the liability that should be accrued by the Company on behalf of the Executive under generally accepted accounting principles (“GAAP”), to the extent consistent with the provisions below. Prior to the date on which Executive attains Executive’s Normal Retirement Age and during the time that Executive continues in the employment of Company, and prior to any determination of Disability of Executive prior to Executive attaining Normal Retirement Age, (or after Separation from Service but before Executive has attained Executive’s Normal Retirement Age if a Change in Control has occurred and Executive has had a Separation from Service as set forth in Section 3.2) and provided this Agreement is in effect, the Company shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued sufficient so that if the account were increased ratably each year prior to Executive attaining Normal Retirement Age, and using a compound interest rate as set forth in Schedule 1 attached hereto and incorporated herein by reference, sufficient funds would be available to pay the Retirement Benefit to Executive for the life expectancy of Executive, based upon the United States Life Insurance Company mortality tables (or tables of a reasonably comparable life insurance company if such

1 The date is January 25, 2002 in Robert S. Tissue's Plan and the dates are January 1, 2009 and January 1, 2016 for Bradford E. Ritchie's Plan. This paragraph is not included in Patrick N. Frye's Plan.

mortality tables are no longer available) in effect from time to time as such accruals are made. The interest rate set forth on Schedule 1 may be changed, for purposes of the calculation of the accrued liability retirement account hereunder, by the Compensation Committee of Company at any time and from time to time, but only in good faith and in a manner that the Compensation Committee of the Company reasonably determines to be consistent with industry standards at the time of such change of interest rate herein. The accrued liability retirement account established hereunder shall be for accounting and bookkeeping purposes only, and is not, nor shall be construed to be, an account or trust for the benefit of the Executive. Once payments to Executive commence pursuant to Sections 3.1, 3.2 or 3.4, such payments shall be applied so as to reduce the balance in the accrued liability retirement account for purposes of any payout of an amount equal to the remaining balance thereof under Sections 3.3 or 3.4 herein.

1.2    “Annuity Contract” means the following annuity contract(s) purchased and solely owned by the Company: a Flexible Premium Indexed Deferred Annuity Contract issued by _________________ Insurance Company, contract #________, or such other annuity contracts (a) as the Company may purchase from time to time in accordance with Plan Section 2.3 or otherwise, the income value of which the Company intends to serve as the measure of the Plan benefit for Executive, and (b) are identified by Policy number in writing by the Company as an “Annuity Contract” under this Plan.

1.3    “Beneficiary” means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Executive to receive death benefits pursuant to this Plan in the event of the Executive’s death.

1.4    “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5    “Board” means the Board of Directors of the Company.

1.6    “Change in Control” means with respect to (i) the Company or an affiliate for whom the Executive is performing services at the time of the Change in Control Event, (ii) the Company or any affiliate that is liable for the payment to the Executive hereunder, (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal Income tax, or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of a “Change in Control Event” thereunder.

1.7    “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

1.8    “ERISA” means the Employee Retirement Income Security Act of 1974.

1.9    “Rider” means the income rider attached to the Annuity Contract as an endorsement or other product feature that operates as an income rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

1.10    “Normal Retirement Age” means age sixty-five (65).

1.11    “Separation from Service” means separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulation §1.409A-1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

ARTICLE 2
ASSET FINANCING, OWNERSHIP AND RIGHTS

2.1    Annuity Contract and Other Investments. For purposes of satisfying its obligations to provide benefits under this Plan, the Company has initially invested in the Annuity Contract and may invest in other investments. However, nothing in this Section shall require the Company to invest in any particular form of investment.

2.2    Ownership of the Annuity Contract. The Company is the sole owner of the Annuity Contract, and other such investments, and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the death proceeds of the Annuity Contract. The Company shall at all times be entitled to the Annuity Contract’s cash surrender value, as that term is defined in the Annuity Contract.

2.3    Right to Annuity Contract. Notwithstanding any provision hereof to the contrary, the Company shall have the right to sell or surrender any Annuity Contract without terminating this Plan, provided the Company replaces the Annuity Contract with a comparable annuity policy, or asset of comparable value, with a comparable lifetime withdrawal feature and comparable benefit value.  Without limitation, the Annuity Contract at all times shall be the exclusive property of the Company and shall be subject to the claims of the Company’s creditors.

2.4    Rabbi Trust. Company may establish a “rabbi trust” to which contributions may be made to provide the Company with a source of funds for purposes of satisfying the obligations of the Company under the Plan. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Neither the Executive nor the Beneficiary shall have any beneficial ownership interest in any assets held in the trust.

ARTICLE 3
RETIREMENT AND OTHER BENEFITS

3.1    Normal Retirement Benefit. Upon the Executive’s attainment of the earlier of twenty (20) years in the Plan or Normal Retirement Age while in continuous service with the Company or an affiliate, the Executive will be entitled to the Normal Retirement Benefit. The amount of the benefit will equal an annual benefit in the amount of $25,000.00. The annual benefit will be paid in monthly installments commencing on the first (1st) day of the first month following the date of the later of (i) the Executive’s attainment of Normal Retirement Age, or (ii) the Executive’s Separation from Service, and continuing for the Executive’s lifetime. Subject to paragraph 3.3, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.2    Change in Control Benefit. If the Executive is actively employed at the time of a Change in Control, (provided that there has been no determination of Disability of the Executive prior to such Change in Control) the Executive will fully vest in the Normal Retirement Benefit as provided for in paragraph 3.1, with such benefit payable in the amount as provided for in paragraph 3.1. The Company will establish a “rabbi trust”, if one has not already been established, for the purposes of this Plan, to which assets will be contributed to provide the Company with a source of funds for purposes of satisfying the obligations of the Company under the Plan. The amount of the contribution to the “rabbi trust” will be the amount sufficient to satisfy the benefit under paragraph 3.1. Benefits payable under this paragraph 3.2 will commence on the first day of the first month following the date of the later of the Executive’s attainment of Normal Retirement Age or Separation from Service and will continue for the Executive’s lifetime. Subject to paragraph 3.3, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.3    Death Benefits. Upon the death of the Executive while in active service with the Company, following a determination of Disability or a Separation from Service but prior to commencement of benefits, or after benefit payments have commenced, provided that the Executive, as of the date of death, has attained twenty (20) years in the Plan or Normal Retirement Age while in continuous service with the Company or an affiliate, or was actively employed with the Company at the time of a Change in Control or determination of Disability, the Company shall pay to the Executive’s Beneficiary the Account Balance, (or in the case of a determination of Disability prior to death, then the balance of the Disability Account under Section 3.4) which shall be payable in a lump sum on the first day of the second month following the date of such death. This shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.4    Disability Benefit. In the event a determination of Disability is made respecting the Executive, during any period of employment prior to Executive attaining Normal Retirement Age [and the Executive, notwithstanding any other provision of this Agreement, including but not limited to any provision of Section 1.7, shall not be considered disabled for purposes of this Section 3.4, and no determination of Disability for purposes of this Section 3.4 shall be made, if: (i) the Executive has had a Separation from Service prior to such Disability, or (ii) such determination of Disability has taken place after a Change in Control and Executive is eligible for a Retirement Benefit pursuant to Section 3.2 or otherwise], the Company shall establish an account (hereinafter sometimes referred to as the “Disability Account”) in an amount equal to the balance as of the date of Disability of Executive of the accrued liability retirement account established on the Executive’s behalf pursuant to Section 1.1 of this Agreement (provided that the Company shall be required to do so only once for each Executive, and with respect to an Executive who has a determination of Disability prior to Normal Retirement Age and who returns to active employment with the Company and a subsequent determination of Disability, also prior to Normal Retirement Age, is made respecting the Executive, the Company shall not be required to establish a Disability Account other than any Disability Account established upon the first determination of Disability of the Executive). Interest at a rate equivalent to the Moody’s Seasoned Baa Corporate Bond Yield per annum then in effect (or if no such rate is then published or in effect, then at the rate equivalent to the yield of reasonably comparable instruments selected by the Compensation Committee of the Company) shall be accrued and added to the Disability Account and distributions subtracted therefrom until complete distribution hereunder. Upon Executive attaining Normal Retirement Age after a determination of Disability, the Company shall distribute to the Executive, (commencing on the first day of the month following the date Executive attains the Executive’s Normal Retirement Age, and subject to the ‘Restriction on Timing of Distribution’ as defined in Section 3.5 of this Agreement) an amount equal to the balance in the Disability Account of Executive in One Hundred Twenty (120) equal monthly installments. In the event of the death of Executive after a determination of Disability and regardless of whether Executive has attained Normal Retirement Age, any portion of any Disability Account of Executive not yet distributed to Executive hereunder shall be distributed in a lump sum as set forth in Section 3.3 to the Beneficiary. Said payment due hereunder shall be made on the first day of the second month following the Executive’s death.

After a determination of Disability prior to Executive’s Normal Retirement Age, no other benefits than those set forth in this Section 3.4 will be owed or payable to the Executive or any Beneficiary under this Agreement under any circumstances, including but not limited to, during the period of Disability, upon death, upon attaining Normal Retirement Age or Retirement Date, or in the event of any subsequent return to active service or subsequent period of Disability. The Disability Account established hereunder shall be for accounting and bookkeeping purposes only, and is not, nor shall be construed to be, an account or trust for the benefit of the Executive. Once payments to Executive commence pursuant to this Section 3.4, such payments shall be applied so as to reduce the balance in the Disability Account for purposes of any payout of an amount equal to the remaining balance.

3.5    Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments, the following special rules shall apply if the stock of the Company is publicly traded at the time of the Executive’s Separation from Service in order for this Plan to comply with Section 409A of the Code: (i) to the extent the Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s Separation from Service with the Company, no such distribution shall be made prior to the date that is six months after the date of the Executive’s Separation from Service with the Company, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum on the first day of the seventh month after the date of the Executive’s Separation from Service.

ARTICLE 4
BENEFICIARIES

4.1    Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Company in which the Executive participates.

4.2    Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4    No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5    Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Company may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Company from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1    Limits on Payments. Notwithstanding anything contained in this Plan to the contrary, it is understood and agreed that the Company shall not be required to make any payment or take any action under this Plan if: (a) such payment or action is prohibited by any governmental agency having jurisdiction over the Company (hereinafter referred to as “Regulatory Authority”) in light of the fact that the Company has been declared by Regulatory Authority to be troubled, or operating in an unsafe or unsound matter; or (b) such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Company, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

5.2    Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, any benefit provided under this Agreement when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition, or shall be forfeited to the extent the benefit would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency had not given written consent to pay pursuant to 12 C.F.R. §359.4. Upon written notice to Executive, together with calculations of Company’s independent auditors, Executive shall remit to Company the amount of the reduction, plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Company shall be required only to pay to Executive the amount determined to be deductible under Section 280G of the Code.

5.3    Termination for Cause. Notwithstanding anything to the contrary contained herein, in the event of the Executive’s termination for Cause, this Plan shall terminate and no benefits shall be payable under the Plan. For this purpose, “Cause” shall mean the conviction of Executive for commission of a felony against the Company or any Affiliate. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Plan. In the alternative, if the Executive is permitted to resign due to conviction of a felony as described above, the Board of Directors may vote to deny all benefits. A majority decision by the Board of Directors is required for forfeiture of the Executive’s benefits under the preceding sentence.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1    Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim (within forty-five (45) days for Disability benefits). If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days, (thirty (30) days for Disability) by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period (or forty-five (45) days, as applicable), that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision. If the extension is with respect to Disability benefits, the notice shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be given 45 days to provide the specified information. The time period shall begin at the time a claim is filed, whether or not all information necessary for a determination accompanies the filing. If the time period is extended due to insufficient information needed to decide a Disability claim, the period for making the Disability determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)The specific reasons for the denial,

(ii)A reference to the specific provisions of the Plan on which the denial is based,

(iii)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)in the case involving Disability, a copy of any internal rule, guideline, protocol or other similar criterion that was relied upon in making the decision and, if based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, or a statement that such explanation will be provided free of charge upon request.

6.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)    Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days (180 days for a Disability claim) after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.

The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)    Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    Additional Information For Disability. In a claim for Disability, the following shall also apply:

(i)    the review shall not give any deference to the initial adverse determination;

(ii)    if the appeal is based in whole or in part on a medical judgment, the Company shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(iii)    any medical or vocational experts whose advice was obtained in connection with the adverse determination shall be identified, without regard to whether the advice was relied upon in making the benefit determination; and

(iv)    the health care professional engaged for purposes of a consultation under (b) above shall not be the individual who was consulted in connection with the adverse determination that is the subject of the appeal, nor the subordinate of any such individual.

(e)    Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(f)    Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)    The specific reasons for the denial,

(ii)    A reference to the specific provisions of the Plan on which the denial is based,

(iii)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits,

(iv)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a), and

(v)    in the case involving Disability benefits, a copy of any internal rule, guideline, protocol or other similar criterion that was relied upon in making the decision and, if the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, or a statement that such explanation will be provided free of charge upon request; and the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find what may be available is to contact your local U.S. Department of Labor Office or your State insurance regulatory agency.

ARTICLE 7
MISCELLANEOUS

7.1    Amendments and Termination. Subject to paragraph 7.13 of this Plan, this Agreement may be amended or terminated solely by a written agreement signed by the Company and by the Executive.

7.2    No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require any Executive to remain an employee nor interfere with any Executive’s right to terminate employment at any time.

7.3    Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4    Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5    Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the State of West Virginia, without giving effect to the principles of conflict of laws of such state.

7.6    Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Plan. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Company to fund its obligations under this Plan shall be a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

7.7    Benefit Provision. Notwithstanding the provisions of this Plan in the payment of the benefits under Article 3, any benefits payable under this Plan are contingent solely upon the amount that is provided by the Annuity Contract(s) as identified in this Plan or other provision as provided for in Article 2.

7.8    Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.9    Headings. The headings of articles herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.10    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Company at the time of the delivery of such notice, and properly addressed to the Company if addressed to the Board, at P.O. Box 179, Moorefield, WV 26836.

7.11    Arbitration. If a claimant(s) for benefits continues to dispute a benefit denial after following the Claims and Review Procedures provided in Article 6 herein, then claimant(s) may submit the dispute to an Arbitrator in West Virginia for final arbitration. The Arbitrator shall be selected by mutual agreement of the Company and the claimant(s). The Arbitrator shall operate under the rules then in effect of the American Arbitration Association. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination. Where a dispute arises as to the Company’s discharge of the Executive “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

7.12    Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Company shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Company prevails on the substantive merits of each material claim in dispute in such litigation, the Company shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Company on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Company promptly upon demand by the Company.

7.13    Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Company is entering into this Plan on the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Company reserves the right to terminate or modify this Plan accordingly.

ARTICLE 8
ADMINISTRATION OF AGREEMENT

8.1    Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan. No benefit shall be payable hereunder to any person unless the Plan Administrator, in its sole discretion, determines such benefit is due.

8.2    Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Company.

8.3    Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Company does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Company shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

8.4    Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5    Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

This Supplemental Executive Retirement Plan Agreement is hereby adopted as of the date written above.

THE EXECUTIVE:		SUMMIT COMMUNITY BANK

[ROBERT S. TISSUE/Patrick N. Frye/Bradford E. Ritchie]	By:
Title:

SCHEDULE 1
to
SUMMIT COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Schedule 1 to the Summit Community Bank Supplemental Executive Retirement Plan between Summit Community Bank and ______________ sets forth the rate of interest under Section 1.1 of the Agreement for purposes of determining accrual of appropriate reserves in the accrued liability retirement account and is incorporated as a part of the Agreement. This Schedule 1 is effective ________________, 2020, and shall remain in effect unless amended or revised according to the provisions set forth in Section 1.1 of the Agreement.

Interest Rate 7%

BENEFICIARY DESIGNATION
SUMMIT COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

I, [Robert S. Tissue/Patrick N. Frye/Bradford E. Ritchie], designate the following as Beneficiary of any death benefits under the Summit Community Bank Supplemental Executive Retirement Plan:
Primary:
Contingent:
Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these Beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:

Date:	,20

Accepted by the Company this _______ day of ________________, 20__.

By:

Print Name:

Title: